Exhibit 99.1

Celsion Corporation and Zhejiang Hisun Pharmaceutical Company Enter Into
Technology Development Agreement for ThermoDox®
for the Greater China Territory

Companies Also Anticipate 60-Day Exclusive Option Period for Commercial License for ThermoDox® for China Market

LAWRENCEVILLE, NJ and TAIZHOU CITY, CHINA – January 22, 2013 – Celsion Corporation (NASDAQ: CLSN), a leading oncology drug development company, and Zhejiang Hisun Pharmaceutical Company Ltd. (SSE Code: 600267), a leading Chinese pharmaceutical company, today announced that they have entered into a technology development agreement for ThermoDox® for the greater China territory.  Under the terms of the agreement, Hisun will pay $5 million to Celsion immediately, while Celsion will provide Hisun with support for its ThermoDox® manufacturing development program. This payment is non-refundable and comes in advance of Celsion’s expected reporting of results from its pivotal Phase III trial (the HEAT Study) in hepatocellular carcinoma (HCC), also known as primary liver cancer later this month.

In addition, the companies anticipate signing an agreement in which Celsion provides Hisun an exclusive option to license ThermoDox® for the Greater China market, which includes China, Hong Kong and Macau. This option period will be secured by a second $5 million payment that must be received by Celsion from Hisun within 60 days after execution of the Technology Development Agreement.  The key provisions of the anticipated license agreement have been negotiated and agreed to by the parties and provide a basis for a definitive contract.  These provisions are:

•
A credit of $10 million from the two payments ($5 million for the technology development agreement and $5 million for the exclusive option) toward a non-refundable upfront license payment of $25 million due to Celsion at signing of the definitive license agreement.

•	An approximate 10 year total value to Celsion of well over several hundred million US dollars, which includes:
o	$55 million in upfront milestone and regulatory milestone payments within the next 18 months;
o	$45 million in milestone payments for reaching certain sales targets; and
o	Escalating double-digit royalties on net sales of ThermoDox® in the Greater China Territory.
•
Hisun will serve as both the manufacturer and distributor of the ThermoDox® drug product for the Greater China Territory, and also take responsibility for local regulatory activities including submitting approvals in China to the state Food and Drug Administration (sFDA).

“Pursuing this arrangement with Hisun allows us to evaluate the fastest path to the China market, potentially the largest opportunity in the world for ThermoDox®.  A long-term partnership will provide the greatest synergies with respect to sales, marketing, distribution, and manufacturing, which could ensure significant value to the ThermoDox® asset,” said Michael H. Tardugno, Celsion's President and Chief Executive Officer.  “In addition, this partnership provides Hisun and Celsion with immediate access to an accelerated pathway for sFDA review and approval of ThermoDox®, a business strategy with exceptional potential to serve China’s HCC population, and strong, uncompromised economics for both parties.”

Mr. Hua Bai, CEO and Chairman of Hisun, stated, “We are extremely excited to pursue this arrangement with Celsion.  Hisun is well positioned to provide ThermoDox® – potentially one of the most important and innovative drugs to treat HCC to patients in China, the world’s largest market. China is one of the countries with the highest HCC incidence and mortality and, up until now, there has not been any standard of care for treating HCC in China.   This joint effort will most likely facilitate the local manufacturing and commercial launch in China, thereby providing physicians with more options for better care and prolonging the survival of HCC patients.  In the meantime, we are also hopeful that this collaboration will enable Hisun to increase its focus on more innovative drugs.  Given the fact that we are a leading Chinese pharmaceutical company with international standards of R&D and manufacturing technology, Hisun will seek to manufacture and supply the global markets, along with distribution exclusivity in Greater China.  This venture will help spearhead Hisun’s globalization in manufacturing and commercialization capabilities.”

The HEAT Study is being conducted under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment (SPA), has received FDA Fast Track Designation, and has been designated as a Priority Trial for liver cancer by the National Institutes of Health.  The European Medicines Agency (EMA) has confirmed the HEAT Study is acceptable as a basis for submission of a marketing authorization application (MAA).  ThermoDox® has been granted orphan drug designation in both the U.S. and Europe.  In addition to meeting the U.S. FDA and European EMA enrollment objectives, the HEAT Study has also enrolled a sufficient number of patients to support registration filings in China, South Korea and Taiwan, three of the largest potential markets for ThermoDox® around the world.

About Primary Liver Cancer

Primary liver cancer is one of the most deadly forms of cancer and ranks as the fifth most common solid tumor cancer. The incidence of primary liver cancer today is approximately 26,000 cases per year in the United States, approximately 40,000 cases per year in Europe and is rapidly growing worldwide at approximately 750,000 cases per year, 55 percent of which are in China, due to the high prevalence of Hepatitis B and C in developing countries. . The World Health Organization estimates that primary liver cancer may become the number one cancer worldwide, surpassing lung cancer, by 2020.

The standard first-line treatment for liver cancer is surgical resection of the tumor; however, 90% of patients are ineligible for surgery. Radio frequency ablation (RFA) has increasingly become the standard of care for non-resectable liver tumors, but the treatment becomes less effective for larger tumors. There are few non-surgical therapeutic treatment options available as radiation therapy and chemotherapy are largely ineffective in the treatment of primary liver cancer.

About ThermoDox® and the Phase III HEAT Study

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. In the HEAT Study, ThermoDox® is administered intravenously in combination with RFA. Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by the RFA releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 700 patient global Phase III study at 79 clinical sites under an FDA Special Protocol Assessment. The study is designed to evaluate the efficacy of ThermoDox® in combination with RFA when compared to patients who receive RFA alone as the control. The primary endpoint for the study is progression-free survival (PFS) with a secondary confirmatory endpoint of overall survival. Additional information on the Company's ThermoDox® clinical studies may be found at www.clinicaltrials.gov.

About Celsion Corporation

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology. Celsion has research, license, or commercialization agreements with leading institutions including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, Kyungpook National University Hospital and the Beijing Cancer Hospital. For more information on Celsion, visit our website: http://www.celsion.com.

About Zhejiang Hisun Pharmaceutical Company Ltd.

Founded in 1956, the mission for Zhejiang Hisun Pharmaceuticals Co., Ltd. (stock code 600267) hereinafter called "Hisun" is to be persistent in pharmaceutical innovation for humans' well-being.  The company's vision is to become a widely respected global pharmaceutical provider.  It focuses on the integration of pharmaceutical research and development (R&D) with production resources in order to provide its global customers with outstanding products and services.  To date, over 40 of the company's products have passed certification by many regulatory agencies such as the FDA (U.S.), EDQM (EU), TGA (Australia) , and KFDA (Korea) and are sold to more than 30 countries worldwide.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Celsion Investor Contact
Jeffrey W. Church
Senior Vice President – Corporate
Strategy and Investor Relations
609-482-2455
jchurch@celsion.com

Hisun Investor Contact
Madam Zhang Wei
Stock600267@hisunpharm.com